INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 4th day of June, 2019, between **Vanguard Specialized Funds**, a Delaware statutory trust (the "Trust"), and **Wellington Management Company** LLP, a Delaware limited liability company, (the "Advisor").

WITNESSETH

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust offers a series of shares known as **Vanguard Global ESG Select Stock Fund** (the "Fund"); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Advisor hereby agree as follows:

1. Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Wellington Management Portfolio"), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided. The Advisor may engage any of its affiliates to assist it with providing its services under this Agreement (including affiliates located outside of the United States), provided that Advisor will remain responsible for the performance of its obligations under the Agreement.

2. Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Wellington Management Portfolio; to continuously review, supervise, and administer an investment program for the Wellington Management Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. All transactions will be consummated by payment to, or delivery by the Custodian, of all cash and/or securities due to or from the Wellington Management Portfolio according to local market settlement conventions. The Advisor shall not act as custodian for the Wellington Management Portfolio. Notwithstanding any other provision in this Agreement, the Advisor shall not hold, directly or indirectly, funds or securities contained in the Wellington Management Portfolio or have any authority to obtain possession of them. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. Advisor shall discharge its duties under this Agreement with the care, skill, prudence and diligence under the circumstances then

prevailing that a prudent investment professional acting in a similar capacity and familiar with such matters would use.

3. **Securities Transactions.** The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Wellington Management Portfolio, and is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934 and the Advisor's Policy and Procedures on Order Execution. In selecting brokers or dealers to execute trades for the Wellington Management Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing. The Advisor will act in good faith and with reasonable skill and care in the selection, use and monitoring of brokers and dealers. Unless otherwise instructed by the Trust in writing, the Advisor will effect foreign exchange transactions through the Custodian for income repatriation and when country-specific regulations and/or local market practice call for such execution. These transactions will be subject to the terms and conditions of the Trust's agreement with its Custodian.

4. **Compensation of Advisor.** For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in **Schedule A** to this Agreement, payable quarterly in arrears.

5. **Reports.** The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the Wellington Management Portfolio.

The Advisor is not the official pricing agent with respect to the Fund, but will provide reasonable assistance to the Trust in valuing the securities held in the Wellington Management Portfolio upon request (e.g., fair value recommendations). The Advisor endeavors to value all securities at fair market value as determined by the Advisor in good faith and in accordance with its Pricing Policies and Procedures.

6. **Compliance.** The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Wellington Management Portfolio.

7. **Class Actions and Other Legal Proceedings.** The Advisor will not compile or file claims or take any related actions on behalf of the Fund in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the Wellington Management Portfolio. The Advisor shall provide factual information in its possession as the Trust may reasonably request and shall forward any information it may receive about such actions to the Trust.

8. **Status of Advisor.** The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will,

unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

9. **Liability of Advisor.** No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10. **Limitations on Consultations.** The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets. Subject to the foregoing, nothing contained herein shall be deemed to prohibit the Advisor from consulting with any of its affiliated persons concerning transactions in securities or other assets.

11. **Duration; Termination; Notices; Amendment.** This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Fund, at:

Vanguard Global ESG Select Stock Fund
400 Devon Park Drive
Wayne, PA 19087
Attention: Matthew C. Brancato, V I I
Telephone: 610-669-5592
Facsimile: 610-503-5855

If to the Advisor, at:

Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
Attention: Legal and Compliance
Telephone: 617-951-5000
Facsimile: 617-790-7760

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 10, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

12. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

13. Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard.

14. Proxy Policy. The Trust instructs the Advisor to vote proxies for securities held in the Wellington Management Portfolio in accordance with the Advisor's proxy voting policies and procedures. The Trust authorizes the Advisor to instruct the Fund's custodian to forward promptly to the Advisor only copies of all proxies and shareholder communications relating to proxy votes involving securities held in the Wellington Management Portfolio (other than materials relating to legal proceedings). The Trust agrees that the Advisor will not be responsible or liable for failing to vote any proxies where it has not received the proxies or related shareholder communications in a timely manner. The Advisor agrees to provide information to the Trust or its designated agent as reasonably requested by the Trust, and at reasonably designated intervals identified by the Trust, to allow the Trust to satisfy its filing obligations under Rule 30b1-4 of the 1940 Act.

15. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Wellington Management Company LLP	**Vanguard Specialized Funds**
Signature	Signature
Desmond Havlicek Print Name	Print Name